EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Psychemedics Corporation

Acton, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-134974, 333-174531, 333-211745 and 333-233238) of Psychemedics Corporation of our report dated February 25, 2020, relating to the consolidated financial as of December 31, 2019, which appear in this Form 10-K.

/s/ BDO USA, LLP

Boston, Massachusetts

February 25, 2020